UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

EveryWare Global, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 687-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015, EveryWare Global, Inc. (the “Company”) issued a press release, announcing that it has hired Robert M. Ginnan as its Senior Vice President and Chief Financial Officer effective after the Company files its Annual Report on Form 10-K for the year ended December 31, 2014, when the Company’s current Interim Chief Financial Officer, Joel Mostrom, will resign from the Company. Prior to taking over the role of Chief Financial Officer, Mr. Ginnan will serve as Senior Vice President - Finance. The Company expects that Mr. Ginnan will begin his employment with the Company on March 23, 2015 to ensure a smooth transition.

Mr. Ginnan, 56, comes to the Company after spending over 20 years with The Standard Register Company (“Standard Register”). From August 2013 until February 2015, Mr. Ginnan served as Executive Vice President, Treasurer and Chief Financial Officer of Standard Register. Prior to that, Mr. Ginnan served as Vice President, Treasurer and Chief Financial Officer from February 2009 until August 2013, and prior to that, Mr. Ginnan served as Corporate Controller of Standard Register from June 2000 until February 2009.

In connection with Mr. Ginnan’s hiring, the Company and Mr. Ginnan entered into an Employment Agreement, dated as of February 27, 2015 (the “Employment Agreement”). Mr. Ginnan’s initial base salary under the Employment Agreement is $420,000 per year, subject to annual review by the Company’s Board of Directors (the “Board”) and Mr. Ginnan’s target annual incentive bonus is 75% of his base salary with a range between 0% and 150%, with up to 50% of Mr. Ginnan’s annual incentive bonus payable, in the discretion of the Board and the Chief Executive Officer, in restricted shares of the Company’s common stock that vest over the succeeding two years or, if earlier, upon a change in control of the Company (as defined in the applicable restricted share grant agreement). During his first year of employment, Mr. Ginnan is guaranteed an annual bonus payout of at least 50% of his base salary. Additionally, Mr. Ginnan received a grant of options to purchase 150,000 shares of the Company’s common stock. The options will vest annually over three years in amount of 50,000 on each anniversary of the grant date. The vesting period for the options may accelerate under certain circumstances.

In addition, Mr. Ginnan is entitled to reimbursement of up to $75,000 for the actual, reasonable, out-of-pocket expenses that Mr. Ginnan incurs in connection with the relocation of his household and family to the greater Columbus, Ohio area.

The Employment Agreement provides that if Mr. Ginnan’s employment is terminated by the Company other than for Cause (as defined in the Employment Agreement) or if Mr. Ginnan terminates his employment for Good Reason (as defined in the Employment Agreement), in each case prior to the termination of the Employment Agreement, then Mr. Ginnan will be entitled to all accrued and unpaid salary, bonus and other benefits and continuation of his then current salary for a period of six (6) months post-termination. Further, if the above described termination occurs after Mr. Ginnan relocates to the greater Columbus, Ohio area, then the continuation of his salary will be extended to nine (9) months, and if Mr. Ginnan is terminated after April 1, 2016, then the continuation of his salary will be extended to twelve (12) months. The post-termination payments described above are subject to Mr. Ginnan’s execution of a release and waiver of certain claims and his compliance with certain restrictive covenants, including an eighteen (18)-month noncompetition covenant and two-year non-solicitation covenant.

There are no arrangements or understandings between Mr. Ginnan and any other persons pursuant to which he was appointed as an executive officer of the Company. There are no transactions between the Company and Mr. Ginnan that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Ginnan and any other director or executive officer of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between the Company and Robert M. Ginnan, dated February 27, 2015.

99.1	EveryWare Global, Inc. Press Release, dated March 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date: March 2, 2015	By:	/s/ Sam A. Solomon
	Name:	Sam A. Solomon
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and Robert M. Ginnan, dated February 27, 2015.

99.1	EveryWare Global, Inc. Press Release, dated March 2, 2015.